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                                   EXHIBIT 2.4

                                AMENDMENT TO THE
                            STOCK PURCHASE AGREEMENT


         This AMENDMENT (this "Amendment") is made effective as of March 28, 1996, to the STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of January 17, 1996, by and among Talegen Holdings, Inc., a Delaware corporation ("Seller"), Affiliated Managers Group, Inc., a Delaware corporation ("AMG"), First Quadrant Holdings, Inc., a Delaware corporation ("Buyer"), certain managers (the "Managers") of First Quadrant Corp., a New Jersey corporation (the "Company") and the management corporations (the "Management Corporations") named therein. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

         WHEREAS, Section 12.1 of the Agreement provides that the Agreement may be amended by a written instrument executed by the parties to the Agreement who are affected by any such amendment; and

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Section 7.12(e) shall be amended and restated in its entirety so that it reads as follows:

                  (e) Benefit Plans. Prior to the Closing, Seller shall take all action necessary to assume all liabilities of the Company arising under, in connection with, or relating to, any Benefit Plan that provides nonqualified pension or deferred compensation benefits, including, but not limited to, the SERP and the SIRP, but excluding liabilities under the Company's Incentive Compensation Plan. Effective as of the Closing, the Incentive Compensation Plan shall be amended in accordance with the provisions of Section 8 thereof so that it is in form and substance acceptable to Buyer. The parties agree and acknowledge that prior to March 15, 1996, the Company was entitled to pay all amounts under the Company's Incentive Compensation Plan, as amended (the "ICP") to which employees became vested on or before January 2, 1996, and which were payable under the ICP prior to March 15, 1996. With respect to such payments, Buyer agrees that it will not take any deduction for federal or state income tax purposes. With respect to all other amounts payable under the ICP ("Post-1995 ICP Payments"), neither Buyer, including any of its Affiliates (including the Partnership), nor Seller, including any of its Affiliates, shall treat for any purpose such amounts as additional consideration paid to Seller or as other than compensation paid by Buyer or any of its Affiliates (including the Partnership). Buyer shall also indemnify, on an after-tax basis, Seller and its Affiliates for any Taxes, along with any reasonable accountants and attorneys fees, incurred by Seller and its Affiliates that are attributable to any Post-1995 ICP Payment being treated as additional consideration paid to Seller ("Additional Income") if Seller or another member(s) of the affiliated group of which it is a member is not entitled to receive an offsetting deduction, either in the same taxable year of Seller (or such other member) or a subsequent taxable year ("Offsetting



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         Deduction"). In addition, if a Post-1995 ICP Payment is treated as
         Additional Income paid to Seller in one taxable year but Seller (or another member or members of its affiliated group) is entitled to receive an Offsetting Deduction in a subsequent taxable year, Buyer shall pay to Seller, the Annual Deferral Amount. For each taxable year, the Annual Deferral Amount shall be calculated as follows: the sum of:
         (i) the product of (x) the amount by which the cumulative amount of the Additional Income exceeds the cumulative amount of the Offsetting Deduction that has accrued to Seller (or other member(s) of its affiliated group) for federal income tax purposes in such taxable year or in a prior taxable year, (y) the highest marginal rate of taxes payable by a corporation for federal income tax purposes in effect for such taxable year, and (z) the applicable rate of interest (which may be a fluctuating rate) under section 6621(a)(2) of the Code, and (ii) the amount of Taxes that are incurred by Seller as a consequence of receipt of the Annual Deferral Amount. Any indemnity claims hereunder shall be subject to the procedures set forth in Section 9.5 but any dispute regarding the interpretation of the language of this Section 7.12(e) shall be resolved as set forth in Section 11.8.

         2. The adjustments related to the Purchase Price pursuant to Sections 2.2(c) and (d) are hereby agreed to result in an increase to the Purchase Price in the amount of $635,890. Such amount is computed as follows: (a) cash on December 31, 1995 in excess of the Designated Cash Amount, in accordance with
Section 2.2(c) resulting in an increase to the Purchase Price in the amount of $891,249; less (b) the product of (i) receivables on December 31, 1995 less than the Designated Receivables Amount, multiplied by (ii) 40.5%, in accordance with
Section 2.2(d) resulting in a decrease to the Purchase Price in the amount of $255,359. Furthermore, in consideration of the agreement by the parties in the amount of this adjustment to the Purchase Price, the parties acknowledge that there is no disagreement with the computation of this adjustment to the Purchase Price pursuant to Sections 2.2(c) and (d) and accordingly each waive any and all rights under Section 2.2(e). The parties further agree that the aggregate effect of this adjustment to the Purchase Price pursuant to Sections 2.2(c) and (d) in the amount of $635,890 shall be distributed to Seller from the Company immediately prior to Closing.

         3. The parties agree and acknowledge that the SEC audit of the Company that was commenced on or about January 16, 1996 (the "SEC Audit") has resulted in a deficiency letter dated March 26, 1996 (the "SEC Letter"), and that the SEC Letter imposes a number of obligations on the Company (collectively, the "SEC Requirements"). The SEC Letter has been reviewed by Seller, Buyer, AMG and the Managers. The parties hereto agree as follows with regard to the SEC Letter, the SEC Audit and the SEC Requirements, and hereby amend the Agreement as follows:

         (a) Indemnity. Subject to clause (b) below, Seller's obligations and liabilities under the Agreement (including, without limitation, Article IX thereof) arising from breaches of representations and warranties with respect to the matters described in the SEC Letter or that were the subject of the SEC Requirements shall not be limited in any way by reason of Buyer or AMG having learned of the SEC Audit, the SEC Letter, the matters described in the

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SEC Letter, the SEC Requirements, or the matters that were the subject of the
SEC Requirements, prior to the Closing. By way of example and not of limitation, Seller's obligations with respect to Losses arising from Claims asserted by (i) clients or former clients of the Company and the Partnership (and their respective successors and assigns), or (ii) any Governmental Authority, with respect to the SEC Audit, the SEC Letter, the matters described in the SEC Letter, the SEC Requirements, or the matters that were the subject of the SEC Requirements, shall not be limited in any way by reason of Buyer or AMG having learned of the SEC Audit, the SEC Letter, the matters described in the SEC Letter, the SEC Requirements, or the matters that were the subject of the SEC Requirements, prior to the Closing. Furthermore, the limitations imposed with respect to the Buyer Threshold described in Section 9.6 shall not be applicable to Losses for which indemnity is to be provided by Seller with respect to breaches of such representations or warranties.

         (b) Excluded Losses. Notwithstanding the foregoing or anything else in the Stock Purchase Agreement, neither Buyer nor AMG shall have any right to (nor shall they permit any other person or entity controlled by them to) assert or maintain any claim against Seller on account of Losses incurred on account of the SEC Audit to date, in responding to the SEC Letter or in complying with the SEC Requirements as set forth in the SEC Letter. In addition, neither Buyer nor AMG shall have any right to assert or maintain (nor shall they permit any other person or entity controlled by them to assert or maintain) any claim against Seller on account of any Losses (i) attributable or alleged to be attributable to any Company Clients terminating their investment advisory relationship with the Company or the Partnership, or (ii) attributable or alleged to be attributable to any Company withdrawing assets under management, or (iii) attributable to any Person not becoming a Company Client, in each case on account of the SEC Audit, the SEC Letter or the SEC Requirements.

         (c) Failure to Comply with SEC Requirements. In no event shall Seller be liable for any Losses occasioned by the failure of the Company, the Subsidiary or the Partnership to comply with the SEC Requirements as set forth in the SEC Letter. However, Seller shall remain liable for all other Losses that would otherwise be indemnifiable under the Agreement and for Losses resulting from breaches of representations and warranties in the Agreement.

         4. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment shall be construed under and governed by the internal laws of the State of Delaware, without giving effect to the choice or conflicts of law provisions thereof. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first above written.

                       TALEGEN HOLDINGS, INC.,
                       a Delaware corporation


                       By:   /s/ Gary C. Tolman
                             --------------------------------------------
                       Name:   Gary C. Tolman
                       Title:  Treasurer


                       FIRST QUADRANT HOLDINGS, INC.,
                       a Delaware corporation


                       By:   /s/ William J. Nutt
                             --------------------------------------------
                       Name:     William J. Nutt
                       Title:    President


                       AFFILIATED MANAGERS GROUP, INC.,
                       a Delaware corporation


                       By:   /s/ William J. Nutt
                             --------------------------------------------
                       Name:     William J. Nutt
                       Title:    President and Chief Executive Officer

















Amendment to the Stock Purchase Agreement

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